Trust Agreement
                       Between

            Tucson Electric Power Company

                         And

           Fidelity Management Trust Company


___________________________________________

TUCSON ELECTRIC POWER COMPANY SUPPLEMENTAL
RETIREMENT ACCOUNT FOR CLASSIFIED EMPLOYEES
TRUST

___________________________________________


The original Trust document was dated as of June 1, 1987.

            This Composite Trust Document incorporates into the original Trust document the following Amendments to the Trust:

            a.    Amendment 1991-I (executed January 22,
                  1991, effective January 1, 1991);
            b.    Amendment 1993-I (executed January 25,
                  1994, effective July 1, 1993);
            c.    Amendment 1994-I (executed April 27,
                  1994, effective April 25, 1994);
            d.    Amendment 1995-I (executed February 10,
                  1995, effective April 1, 1995);
            e.    Amendment 1996-I (executed October 14,
                  1996, effective October 1, 1996)

                               TABLE OF CONTENTS

Section                                                  Page

1.    Trust . . . . . . . . . . . . . . . . . . . . . . .   2

2.    Exclusive Benefit and Reversion of Sponsor
      Contributions . . . . . . . . . . . . . . . . . . .   3

3.    Disbursements . . . . . . . . . . . . . . . . . . .   4

4.    Investment of Trust . . . . . . . . . . . . . . . .   5

5.    Recordkeeping to Be Performed . . . . . . . . . . . . 11

6.    Compensation and Expenses . . . . . . . . . . . . . . 13

7.    Directions. . . . . . . . . . . . . . . . . . . . . . 13

8.    Resignation or Removal of Trustee . . . . . . . . . . 15

9.    Successor Trustee . . . . . . . . . . . . . . . . . . 16

10.   Termination . . . . . . . . . . . . . . . . . . . . . 16

11.   Resignation, Removal, and Termination Notices . . . . 17

12.   Duration. . . . . . . . . . . . . . . . . . . . . . . 17

13.   Amendment or Modification . . . . . . . . . . . . . . 17

14.   General . . . . . . . . . . . . . . . . . . . . . . . 18

15.   Governing Law . . . . . . . . . . . . . . . . . . . . 19


Schedules

A.    Recordkeeping Services
B.    Fee Schedule
C.    Investment Options
D.    Administrator's Authorization Letter
E.    Named Fiduciary's Authorization Letter
F.    Opinion of Counsel

      TRUST AGREEMENT, dated as of the 1st day of June, 1987, between Tucson Electric Power Company, an Arizona corporation, having an office at 220 West 6th Street, Tucson, Arizona 85702 (the "Sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trustee").

                                  WITNESSETH:

      WHEREAS, the Sponsor is the sponsor of the Tucson Electric
Power Company Supplemental Retirement Account for Classified
Employees (the "Plan"); and

      WHEREAS, the Sponsor wishes to establish a trust to hold and invest contributions under the Plan for the exclusive benefit of participants in the Plan and their beneficiaries; and

      WHEREAS, the Committee, established under Section 6.1 of the Plan (the "Named Fiduciary") is the named fiduciary of the Plan
(within the meaning of section 402(a) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA")); and

      WHEREAS, the Trustee is willing to hold and invest the aforesaid contributions in trust as a nondiscretionary trustee subject to the direction of the Named Fiduciary; and

      WHEREAS, the Sponsor wishes to have the Trustee perform certain ministerial recordkeeping functions under the Plan: and

      WHEREAS, the Committee, established under Section 6.1 of the Plan (the "Administrator") is the administrator of the Plan
(within the meaning of section 3(16)(A) of ERISA); and

      WHEREAS, the Trustee is willing to perform recordkeeping services for the Plan if the services are purely ministerial in nature and are provided within a framework of policies, interpretations, rules, practices, and procedures conveyed in writing to the Trustee by the Administrator.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Trust. The Sponsor hereby establishes the Tucson Electric Power Company Supplemental Retirement Account for Classified Employees Trust (the "Trust"). The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

Section 2.        Exclusive Benefit and Reversion of Sponsor
Contributions.

      (a) Except as provided in paragraphs (b), (c), and (d) of this Section, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the participants in the Plan or their beneficiaries prior to the satisfaction of all liabilities with respect to the participants and their beneficiaries.

      (b) In the case of contributions made by the Sponsor prior to the receipt of an initial favorable determination letter from the Internal Revenue Service with respect to the Plan, the Sponsor may direct the Trustee to return to the Sponsor those contributions and all earnings thereon within one year after the Internal Revenue Service refuses in writing to issue such a letter.

      (c) In the case of any portion of a contribution made by the Sponsor by a mistake of fact, the Sponsor may direct the Trustee to return to the Sponsor that portion of the contribution within one year after the payment of that portion of the contribution.

      (d) In the case of any portion of a contribution made by the Sponsor and disallowed by the Internal Revenue Service as a deduction under section 404 of the Internal Revenue Code of 1986, the Sponsor may direct the Trustee to return to the Sponsor that portion of the contribution within one year after the Internal Revenue Service disallows the deduction in writing.

      (e) Earnings attributable to the contributions returnable under paragraph (c) or (d) shall not be returned to the Sponsor, and any losses attributable to those contributions shall reduce the amount returned.

Section 3.        Disbursements.

      (a) The Trustee shall make disbursements in the amounts and in the manner that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain any direction's compliance with the terms of the Plan or of any applicable law or the direction's effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement.

      (b) The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall not be required to make any disbursement in cash unless the Administrator has provided a written direction as to the assets to be converted to cash for the purpose of making the disbursement.

Section 4.        Investment of Trust.

      (a) The Trustee shall have no responsibility for the selection or management of investments of the Trust and shall not render investment advice to any person in connection with any assets of the Trust.

      (b) The Named Fiduciary shall direct the Trustee as to what investment options Plan participants may invest in, subject to the following limitations. The Named Fiduciary may determine to offer as investment options only (i) securities issued by the investment companies advised by Fidelity Management & Research Company, (ii) notes evidencing loans to Plan participants in accordance with the terms of the Plan, (iii) guaranteed investment contracts chosen by the Trustee and (iv) collective investment funds maintained by the Trustee for qualified plans and invested in such contracts; provided, however, that the Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets that are invested in such guaranteed investment contracts or in collective investment funds.

      (c) Each Plan participant or the Named Fiduciary, as provided in the Plan, shall direct the Trustee (through the Administrator) in which investment option(s) to invest the assets in the participant's individual accounts. Such investments (or exchanges among investment options) shall be made on the same business day that the Trustee receives a proper direction and monies if received before 4:00 P.M. eastern time; if received after 4:00 P.M. eastern time, the investments shall be made the following business day. In the event that the Trustee fails to receive a proper direction, the assets shall be invested in the securities of the investment company advised by Fidelity Management & Research Company set forth on Schedule "C", until the Trustee receives a proper direction. In addition, contributions the Trustee receives from the Sponsor on other than a valuation date shall be invested in the securities of that investment company until the following valuation date. Withdrawals (other than those made to accomplish exchanges) shall be made within ten (10) days of receipt by the Trustee of a proper direction to withdraw.

      (d) At the time of mailing of notice of each annual or special stockholders' meeting of any investment company, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Plan participant who has shares of the investment company credited to the participant's accounts, together with a voting direction form for return to the Trustee or its designee. The participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the participant. The Trustee shall not vote shares for which it has received no directions from the participant. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from participants.

      (e)   (i)   The Trustee shall not be liable for any loss, or
by reason of any breach, which arises from any participant's exercise or non-exercise of rights under this Section 4 over the assets in the participant's accounts.

            (ii) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Named Fiduciary's exercise or non-exercise of rights under this Section 4, unless it was clear on their face that the actions to be taken under the Named Fiduciary's directions were prohibited by the fiduciary duty rules of section 404(a) of ERISA or were contrary to the terms of the Plan or this Agreement.

      (f) The Trustee shall have the following powers and authority:

            (i) Subject to paragraphs (b) and (c) of this Section 4, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

            (ii) Subject to paragraphs (b) and (c), to invest in guaranteed investment contracts, and in collective investment funds maintained by the Trustee for qualified plans and invested in guaranteed investment contracts and short term investments (including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee), in which case the provisions of each collective investment fund in which the Trust is invested shall be deemed adopted by the Sponsor and the provisions thereof incorporated as a part of this Trust as long as the fund remains exempt from taxation under
Section 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended.

            (iii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

            (iv) To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Administrator may, from time to time, deem to be in the best interest of the Trust.

            (v) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

            (vi) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

            (vii) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

            (viii)      To do all other acts although not
specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

      (g) Notes for the Purchase of a Primary Residence. The Administrator shall act as the Trustee's agent for the purpose of holding all trust investments in participant loan notes and related documentation and as such shall (i) hold physical custody of and keep safe the notes and other loan documents, (ii) collect and remit all principal and interest payments to the Trustee,
(iii) keep the proceeds of such loans separate from the other assets of the Administrator and clearly identify such assets as Plan assets and (iv) cancel and surrender the notes and other loan documentation when a loan has been paid in full. To originate a participant loan, the Plan participant shall notify the Trustee of the request by use of the Telephone Exchange System. The Trustee shall determine, based on the current value of the Plan participant's account, the amount available for the loan. The Plan participant shall then direct the Trustee regarding the amount to be borrowed and the term or period for repayment. Based on the most recent interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the Plan participant of such interest rate, as well as the installment payment amounts. The Trustee shall forward the loan document to the Plan participant for execution and submission for approval to the Administrator. The Administrator shall have the responsibility for approving the loan, via remote access, and instructing the Trustee of such approval. The Trustee shall send the loan proceeds to the Administrator or to the Plan participant in accordance with the directions from the Administrator. In all cases, such approval by the Administrator shall be made within 30 days of the Plan participant's initial request (the origination date).

      (h) General Purpose Notes. The Administrator shall act as the Trustee's agent for the participant loan notes and as such shall (i) collect and remit all principal and interest payments to the Trustee and (ii) keep the proceeds of such loans separate from the other assets of the Administrator and clearly identify such assets as Plan assets. To originate a participant loan, the Plan participant shall direct the Trustee as to the term and the amount of the loan to be made from the participant's individual account. Such directions shall be made by Plan participants by use of the telephone exchange system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the participant's account on the date of the request and any guidelines provided by the Sponsor, the amount available for the loan. Based on the monthly interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. The Trustee shall distribute the loan note with the proceed check to the participant. The Trustee shall also distribute truth-in-lending disclosure to the participant. To facilitate recordkeeping, the Trustee may destroy the original of any promissory note made in connection with a loan to a participant under the Plan, provided that the Trustee first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the promissory note and the Plan participant's signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original promissory note.

Section 5.        Recordkeeping to Be Performed.

      (a) The Trustee shall perform only the recordkeeping services set forth on Schedule "A" attached hereto and made a part hereof, as amended from time to time, and only within a framework of policies, interpretations, rules, practices, and procedures that the Administrator shall provide in writing to the Trustee.

      (b) The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall value the assets held in the Trust as of the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date on which the Trustee resigns or is removed as provided in Section 9 of this Agreement is terminated as provided in Section 10 (the "Valuation Date"). Within thirty (30) days following each valuation date or within sixty (60) days in the case of the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Valuation Date and the prior Valuation Date, and setting forth the value of the Trust as of the Valuation Date. Except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such account with the Administrator, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which the Sponsor shall within such six (6) month period file with the Trustee written objections.

      (c) All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Administrator or any person designated by the Administrator. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, a statement of each participant's accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Administrator or the Plan's new recordkeeper such further records as are reasonable, at the Sponsor's expense.

      (d) The Trustee's provision of the recordkeeping services set forth in this Section 5 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption, with an opinion of counsel substantially in the form of Schedule "F", and on the Administrator providing the Trustee on a timely basis with all the information the Administrator deems necessary for the Trustee to perform the recordkeeping services and such other information as the Trustee may reasonably request.

      (e) The Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings.

Section 6. Compensation and Expenses. Within thirty (30) days of receipt of the Trustee's quarterly bill, which shall be computed in accordance with Schedule "B" attached hereto and made a part hereof, as amended from time to time, the Sponsor shall send to the Trustee a payment in such amount. All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Plan participants' accounts.

Section 7.        Directions.

      (a) The Trustee shall be fully protected in relying on the fact that the Named Fiduciary and the Administrator under the Plan are the individuals or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

      (b) Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator (see Schedule "D"), provided the Trustee reasonably believes the signature of the individual to be genuine. The Trustee shall have no responsibility to ascertain any direction's (i) accuracy, (ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.

      (c) Whenever the Named Fiduciary or Sponsor provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary (see Schedule "E") and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of section 404(a) of ERISA or would be contrary to the terms of the Plan or this Agreement.

      (d) In any other case, the Trustee shall not be liable for any loss, or by reason of any breach, arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.

      (e) The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any other individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., arising solely from the Trustee's breach of any duty imposed on the Trustee by this Trust Agreement or ERISA.

      (f) The provisions of this Section 7 shall survive the termination of this Agreement.

Section 8.        Resignation or Removal of Trustee.

      (a) The Trustee may resign at any time upon sixty (60) days' notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.

      (b) The Sponsor may remove the Trustee at any time upon sixty (60) days' notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

Section 9.        Successor Trustee.

      (a) If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

      (b) When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

      (c) Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 10. Termination. This Agreement may be terminated at any time by the Sponsor upon sixty (60) days' notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

Section 11. Resignation, Removal, and Termination Notices. All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Doug Douglas, Tucson Electric Power Company, 220 West 6th Street, Tucson, Arizona 85702, and to the Trustee c/o John M. Kimpel, Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 12. Duration. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13. Amendment or Modification. Subject to the provisions of Section 2, this Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. In addition, the Plan may not be amended in any way that might affect the Trustee's responsibilities hereunder without first obtaining the written consent of the Trustee. The Trustee shall not unreasonably withhold its consent to any amendment or modification of this Agreement or the Plan required to obtain or maintain the Trust's qualified status under section 401(a) of the Internal Revenue Code of 1986. Notwithstanding the foregoing, to reflect increased operating costs the Trustee may once each calendar year amend Schedule "B" without the Sponsor's consent upon seventy-five (75) days written notice to the Sponsor.

Section 14.       General.

      (a) Fidelity Investments Institutional Operations Company as Agent for Trustee. The Sponsor specifically acknowledges and authorizes that Fidelity Investments Institutional Operations Company may act as agent for the Trustee in the performance of nonfiduciary, ministerial functions under this Agreement; Fidelity Investments Institutional Operations Company's expenses and compensation shall be paid by the Trustee and not by the Sponsor or from the Trust.

      (b) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

      (c) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

      (d) Successors and Assigns. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

      (e) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      (f) Section Headings. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 15.       Governing Law.

      (a) This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

      (b) The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

                                 SCHEDULE "A"

                            RECORDKEEPING SERVICES

Administration

* Establishment and maintenance of participant account and election percentages.

*     Maintenance of seven plan investment options:

            -     Fidelity Equity-Income Fund
            -     Fidelity Magellan Fund
            -     Fidelity Growth Company Fund
            -     Fidelity Intermediate Bond Fund
            -     Fidelity Retirement Money Market Portfolio
            -     Fidelity Asset Manager
            -     Fidelity Managed Income Portfolio

*     Maintenance of five money classifications:

            -     Company Matching Contributions
            -     Salary Deferral Contributions
            -     CPC Deferred Compensation Contributions Account
            -     CPC Company Contributions Account
            -     CPC Rollover Contributions Account

*     Processing of mutual fund trades.

      The Trustee will provide only the recordkeeping services set forth on this Schedule "A" and no others.

Processing

*     Bi-Weekly processing of contribution data.
* Quarterly processing of transfers and changes of future allocations.
*     Monthly processing of withdrawals.
* Daily processing of terminations via telephone according to specific guidelines provided by the Sponsor; prepare and mail to the participant a confirmation of telephonic instructions within five (5) business days of the instruction.

Other

*     Monthly trial balance.
*     Quarterly administrative reports.
*     Quarterly participant statements.
*     1099Rs

Other

*     Loans.


THE COMMITTEE                            FIDELITY MANAGEMENT TRUST
                                         COMPANY

By/s/ Frederic N. Finney   1/25/94       By/s/ John P. Reilly, Jr.   2/9/94
                             Date                                     Date

                                 Schedule "B"

                                 FEE SCHEDULE

Recordkeeping Fees

__     Annual Participant Fee             Fees will be billed quarterly
                                         and are subject
      (See below)                        to a $5,000.00* per year or
                                         $12.00 per participant per
                                         year minimum fee, whichever is
                                         greater.

      Fidelity Funds Only                Annual Fee

      1-1,000 participants               $12 per participant
      Next 1,001-3,000 participants      $10 per participant over 1,000
      Next 3,001-5,000 participants      $ 8 per participant over 3,000
      5,001 participants and above       $ 6 per participant over 5,000

__     Account Establishment Fee          $2.00 per participant.

__     Loan Fees:                         Establishment fee of $35.00
                                         per loan account; annual fee
                                         of $15.00 per loan account.

__     Other Fees:                        extraordinary expenses
                                         resulting from large numbers
                                         of simultaneous manual
                                         transactions or from errors
                                         not caused by Fidelity.

* This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a participant's account(s) as part of the Plan's records, e.g, vested, deferred, forfeiture, top-heavy and terminated participants who must remain on file through calendar year-end for 1099R reporting.

__     Remote Access                 $1,000 per year.  Installation of
                                    one remote access provided free of
                                    charge.

Trustee Fees

__     0.0125% per calendar quarter of the assets in the Trust as of the calendar quarter's last valuation date

TUCSON ELECTRIC POWER        FIDELITY MANAGEMENT TRUST
COMPANY                      COMPANY


By/s/                        By/s/

             Date            Executive Vice President      Date

                                 Schedule "C"

                              INVESTMENT OPTIONS


            In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee that participants' individual accounts may be invested in the following investment options:

            -     Fidelity Equity-Income Fund
            -     Fidelity Magellan Fund
            -     Fidelity Growth Company Fund
            -     Fidelity Intermediate Bond Fund
            -     Retirement Money Market Portfolio
            -     Fidelity Asset Manager
            -     Fidelity Managed Income Portfolio

            The investment company advised by Fidelity Management & Research Company referred to in Section 4(c) shall be Retirement
Money Market Portfolio.


THE COMMITTEE


By /s/ Steven M. Banzhaf            1/22/91
                                    Date

                             Schedules "D" and "E"
                         TUCSON ELECTRIC POWER COMPANY
                  220 West Sixth Street, Post Office Box 711
                             Tucson, Arizona 85702

                               October 17, 1996
Ms. Sarah L. Mullins
Fidelity Investments
300 Puritan Way, MM3H
Marlborough, MA 01752-3078

      RE:   Tucson Electric Power Company Supplemental Retirement
            Account for Classified Employees

Dear Ms. Mullins,

      This letter is sent to you in accordance with the Trust Agreement (Section 7(b) and 7(c)), dated November 1, 1985. We hereby designate Ira R. Adler, George W. Miraben, Gary L. Ellerd and James S. Pignatelli, as the individuals who may provide directions upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

      You may rely upon each designation and certification set forth in this letter until we deliver to you written notice of the termination of authority of a designated individual.

                                    Sincerely Yours,
                                    TUCSON ELECTRIC POWER COMPANY


                                    By /s/ Tina Hermarson
/s/ Ira R. Adler
Ira R. Adler


/s/ Gary L. Ellerd
Gary L. Ellerd


/s/ George W. Miraben
George W. Miraben


/s/ James S. Pignatelli
James S. Pignatelli

                                 Schedule "F"